Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BACTERIN INTERNATIONAL HOLDINGS, INC.", CHANGING ITS NAME FROM "BACTERIN INTERNATIONAL HOLDINGS, INC." TO "XTANT MEDICAL HOLDINGS, INC.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF JULY, A.D. 2015, AT 5:02 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4202199 8100

151121204

AUTHENTICATION: 2608431

DATE: 07-31-15

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:16 PM 07/31/2015
FILED 05:02 PM 07/31/2015
SRV 151121204 - 4202199 FILE

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BACTERIN INTERNATIONAL HOLDINGS, INC.

The undersigned, Daniel Goldberger, does hereby certify as follows:

1. He is the Chief Executive Officer of Bacterin International Holdings, Inc., a Delaware corporation (the "Corporation"), and duly authorized by the written consent of the Board of Directors of the Corporation to execute this instrument.

2. This Certificate of Amendment to the Certificate of Incorporation was duly approved by the Corporation's Board of Directors, in accordance with the applicable provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

3. Article FIRST of the Certificate of the Incorporation is hereby amended to read in its entirety as follows:

"The name of this Corporation is Xtant Medical Holdings, Inc."

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation as of the 27th of July, 2015.

Name: Daniel Goldberger
Title: Chief Executive Officer